Exhibit 99.1

Heritage Reports First Quarter 2026 Results

Tampa, FL – May 7, 2026: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a super-regional property and casualty insurance holding company, today reported first quarter of 2026 financial results.

First Quarter 2026 Result Highlights

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Heritage reported record first quarter net income of $36.5 million, an increase of 19.7% from net income of $30.5 million in the prior year quarter; and earnings per share of $1.19 per diluted share, an increase of 20.2% from $0.99 per diluted share in the prior year quarter.
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Gross and Net premiums earned were consistent with the prior year quarter.
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Net loss ratio improved 3.8 percentage points to 45.9%, from 49.7% in the prior year quarter.
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Net combined ratio improved by 3.5 percentage points to 81.0%, from 84.5% in the prior year quarter.
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Return on average equity of 28.5% with average equity up 65.5% from the prior year quarter.
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Book value per share increased 4.6% from year end 2025 and was up 61.5% from the first quarter of 2025.
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First quarter cash flow from operations of $24.9 million.
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Through the date of this earnings release, repurchased 446,884 shares of common stock during 2026 at a cost of $12.0 million.
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On track to start writing business in Texas on a surplus lines basis.
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Four new products rolled out in Q1 with six additional products slated to launch in the second half of 2026.

Ernie Garateix, Heritage’s CEO, commented, “Our first quarter was the most profitable first quarter for the Company since becoming public in 2014. Our net loss ratio was also the lowest delivered in a first quarter since 2015 even with $37 million of weather related losses in the quarter. These results were derived from the consistent application of our strategic profitability initiatives established several years ago that focused on rate adequacy and underwriting discipline, allocating capital to products and geographies that maximize long-term returns, and targeting a balanced and diversified portfolio.”

Mr. Garateix, continued, “As our strategic initiatives have taken hold, we have re-opened over 90% of our geographies as they have become rate adequate and through our disciplined underwriting program, the quality of the book of business has greatly improved. This strategy is delivering results with new business written rising 62.7% from the first quarter of 2025 and over 30.0% from fourth quarter of 2025. We have expanded geographically, added products, enhanced our data analytics and demonstrated our ability to perform during adverse weather and challenging market conditions. We are also extremely well positioned to take advantage of any market disruptions or emerging opportunities. With our capabilities and financial strength, we will focus on evaluating and allocating capital to profitable products or geographies and we are positioned to expand organically or as accretive business opportunities arise.”

Strategic Profitability Initiatives

The Company has focused on three main strategic initiatives aimed at achieving consistent long-term quarterly earnings and driving shareholder value, which include:

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Generating underwriting profit through rate adequacy and more selective underwriting.
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Allocating capital to products and geographies that maximize long-term returns.
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Targeting a balanced and diversified portfolio.

These three initiatives will remain in place while we also expand our strategy to include our 2026 initiatives. To continue executing on these three strategic initiatives throughout 2026, the Company expects to focus on the following profitability initiatives:

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Target geographies open for new business, while closely managing risk and exposure.
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Continue persistent underwriting discipline and focus on rate adequacy while driving prudent top line growth.
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Enhance data driven analytics using AI and other technology tools.

Exhibit 99.1

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Continue the refinement of customer service and claims capabilities.
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Leverage infrastructure and capabilities to foster future growth, which includes our plan to enter the State of Texas on an excess and surplus lines basis.
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Act as opportunities emerge which will continue our diversification and expansion over the next several years.
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Expand our relationship with reinsurance partners to expand capacity, manage volatility while pursuing growth.

Capital Management

Heritage's Board of Directors has decided to continue its suspension of the quarterly shareholder dividend to prioritize strategic growth. The Board of Directors will continue to evaluate dividend distributions on a quarterly basis. The Company repurchased 446,484 shares of common stock during 2026 through the current date, at a cost of $12.0 million under the Company's previously announced share repurchase authorization, which authorized the repurchase of up to an aggregate of $25.0 million of common stock through December 31, 2026. On May 7, 2026, the Board of Directors authorized a new $50.0 million share repurchase plan, replacing the prior plan. The new plan is effective immediately through December 31, 2026.

Results of Operations

The following table summarizes results of operations for the three months ended March 31, 2026, and 2025 (amounts in thousands, except percentages and per share amounts):

	Three Months Ended March 31,
	2026	2025	Change

Total revenues	$212,658	$211,520	0.5%
Net income	$36,483	$30,474	19.7%
Earnings per share	$1.19	$0.99	20.2%

Book value per share	$17.15	$10.62	61.5%
Return on equity *	28.5%	39.3%	(10.8)	pts

Underwriting summary
Gross premiums written	$346,745	$355,997	(2.6)%
Gross premiums earned	$353,562	$353,828	(0.1)%
Ceded premiums	$(153,870)	$(153,794)	0.0%
Net premiums earned	$199,692	$200,034	(0.2)%

Ceded premium ratio	43.5%	43.5%	—	pts

Ratios to Net Premiums Earned:
Loss ratio	45.9%	49.7%	(3.8)	pts
Expense ratio	35.2%	34.8%	0.4	pts
Combined ratio	81.0%	84.5%	(3.5)	pts

* Return on equity represents annualized net income for the period divided by average stockholders’ equity during the period.

Note: Percentages and sums in the table may not recalculate precisely due to rounding.

Ratios

Ceded premium ratio represents ceded premiums as a percentage of gross premiums earned.

Net loss ratio represents net losses and loss adjustment expenses (“LAE”) as a percentage of net premiums earned.

Net expense ratio represents policy acquisition costs (“PAC”) and general and administrative (“G&A”) expenses as a percentage of net premiums earned. Ceding commission income is reported as a reduction of PAC and G&A expenses.

Exhibit 99.1

Net combined ratio represents the sum of net losses and LAE, PAC and G&A expenses as a percentage of net premiums earned. The net combined ratio is a key measure of underwriting performance traditionally used in the property and casualty industry. A combined ratio under 100% generally reflects profitable underwriting results.

First Quarter 2026 Results:

First quarter 2026 net income was $36.5 million or $1.19 per diluted share, compared to net income of $30.5 million or $0.99 per diluted share in the prior year quarter, primarily driven by higher investment income and a reduction in losses, partly offset by higher general and administrative expenses. The reduction in losses is attributable to a slightly lower net attritional loss ratio resulting from the positive impact of rate actions, underwriting actions, and targeted exposure management taken over the last several years, which continue to favorably impact results, as well as lower weather losses. Policy acquisition costs were lower from the prior year quarter by 1.0%, driven mostly by lower costs associated with premium processing. General and administrative costs increased 4.4% from the prior year quarter driven primarily by human capital costs, with the net general and administrative expense ratio at 12.5% compared to 11.9% for the prior year quarter.

Premiums-in-force were $1.427 billion, a decrease of 0.4% compared to $1.432 billion as of the first quarter 2025.

Gross premiums written of $346.7 million were down 2.6% from $356.0 million in the prior year quarter, primarily driven by a reduction in commercial residential business which was partly offset by higher gross premiums written for personal lines business. The Florida commercial residential market has become increasingly competitive and management is committed to maintaining adequate margins; as such Heritage will only write business that meets our underwriting and pricing standards. Management is also leveraging the expertise of our commercial residential team to expand this product to other states, the most recent of which is Hawaii. Management believes we have achieved rate adequacy in over 90% of our territories and each of those territories were open for new business as of March 31, 2026. Our catastrophe excess of loss program this year will be completed with higher coverage than previously purchased but also at risk adjusted cost decreases. To the extent our cost of doing business decreases, our policyholders would benefit with reduced pricing, while we maintain adequate margins.

Gross premiums earned were $353.6 million, consistent with $353.8 million earned in the prior year quarter, as commercial residential business declined due to the market conditions described above but were largely offset by higher gross premiums earned for the personal residential business.

Net premiums earned were $199.7 million, consistent with $200.0 million earned in the prior year quarter, given a small reduction in gross premiums earned described above, with relatively flat ceded premiums for the quarter.

Net loss ratio decreased to 45.9%, a 3.8 point improvement from 49.7% in the same quarter last year, driven by lower net losses and LAE and relatively flat net premiums earned. Net weather and catastrophe losses for the current accident quarter were $36.7 million, a decrease from $43.5 million in the prior year quarter. Catastrophe losses were $24.4 million compared to $31.8 million in the prior year quarter. Other weather losses totaled $12.3 million, an increase of $600,000 from the prior year quarter amount of $11.7 million. Net favorable prior year loss development was $8.2 million for the first quarter of 2025 compared to net favorable loss development of $7.8 million for the prior year quarter.

The net expense ratio was 35.2%, a 40 basis point increase from the prior year quarter amount of 34.8%, primarily driven by an increase in human capital related costs, partly offset by lower policy acquisition costs, with relatively flat net premiums earned.

Net combined ratio of 81.0%, a 3.5 point improvement from 84.5% in the prior year quarter, driven by a lower net loss ratio partly offset by a higher net expense ratio as described above.

Net investment income increased to $9.9 million, a 15.1% increase from $8.6 million in the first quarter of 2025, driven mostly by a higher balance of invested assets. We continue to maintain a conservative portfolio with high quality investments and duration liability matched.

The effective tax rate was 25.6% compared to 23.8% in the prior year first quarter. We calculate the provision for income taxes during interim reporting periods by applying an estimate of the effective tax rate for the full year. The effective tax rate is 1.8 points higher than the prior year quarter, with the variance driven by estimates of pre-tax income and permanent items. The effective tax rate can fluctuate throughout the year as income changes and estimates used in each quarterly tax provision are updated with additional information.

Exhibit 99.1

Supplemental Information:

Policies-in-force:	Q1 2026	Q1 2025	% Change
Personal Residential	341,843	364,781	(6.29)%
Commercial Residential	3,069	2,908	5.54%
Other	8,997	10,132	(11.20)%
Total	353,909	377,821	(6.33)%

Premiums-in-force:
Personal Residential	1,161,078,115	1,144,698,410	1.43%
Commercial Residential	256,415,766	278,158,021	(7.82)%
Other	9,632,637	9,796,388	(1.67)%
Total	1,427,126,518	1,432,652,819	(0.39)%

Total Insured Value:
Personal Residential	317,090,936,074	320,649,423,206	(1.11)%
Commercial Residential	48,009,340,202	42,995,169,737	11.66%
Other	N/A	N/A	—%
Total	365,100,276,276	363,644,592,943	0.40%

Book Value Analysis:

	As of
Book Value Per Share	March 31, 2026	December 31, 2025	March 31, 2025
Numerator:
Common stockholders' equity	$520,372	$505,251	$329,003
Denominator:
Total Shares Outstanding	30,334,925	30,833,776	30,993,270
Book Value Per Common Share	$17.15	$16.39	$10.62

Book value per share was $17.15 at March 31, 2026, an increase of 4.6% from December 31, 2025 and an increase of 61.5% from the first quarter of 2025. The increase in Shareholders' Equity from December 31, 2025 was primarily driven by net income, partially offset by a $3.4 million net-of-tax increase in unrealized losses on the Company’s fixed income securities portfolio, $10.0 million related to the repurchase of 370,484 shares of common stock, during the first quarter of 2026, and $8.9 million from vested performance‑based shares surrendered to satisfy tax withholding obligations. The decline in the number of shares outstanding was driven by the repurchase of common stock and shares surrendered for income tax withholdings, partly offset by issuance of restricted stock during the quarter. The increase in average stockholders’ equity of 65.5% over the prior year quarter caused the ROAE for the prior year quarter to be higher than the current year quarter, despite higher net income for the current year quarter.

The unrealized losses are unrelated to credit risk but are instead attributable to rising interest rates, with the increase in unrealized losses driven by higher interest rates during the quarter. Heritage does not anticipate a need to sell investments in advance of their maturity. As such, the Company expects unrealized losses to continue to roll off the portfolio as investments mature. The average duration of the fixed income portfolio is 3.4 years as the Company has extended duration to take advantage of higher yields further out on the yield curve, while still maintaining a short duration, high credit quality portfolio.

Conference Call Details:

Friday, May 8, 2026– 9:00 a.m. ET

North American Dial-in Numbers Toll Free: 1-888-346-3095

International Dial In: 1-412-902-4258

Webcast: To listen to the live webcast, please go to http://investors.heritagepci.com. This webcast will be archived and accessible on the Company’s website.

Exhibit 99.1

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share amounts)

	March 31, 2026	December 31, 2025
ASSETS	(unaudited)
Fixed maturities, available-for-sale, at fair value	$751,384	$713,237
Equity securities, at fair value	1,072	1,064
Other investments, net	1,259	1,285
Total investments	753,715	715,586
Cash and cash equivalents	517,070	559,274
Restricted cash	16,221	13,307
Accrued investment income	6,272	6,556
Premiums receivable, net	93,989	95,331
Reinsurance recoverable on paid and unpaid claims, net	261,179	318,588
Prepaid reinsurance premiums	194,607	307,039
Deferred income tax asset, net	5,589	5,855
Deferred policy acquisition costs, net	64,367	64,544
Property and equipment, net	28,447	28,254
Right-of-use lease asset, finance	11,978	12,598
Right-of-use lease asset, operating	6,328	4,878
Intangibles, net	28,643	30,189
Other assets	32,579	33,823
Total Assets	$2,020,984	$2,195,822
LIABILITIES AND STOCKHOLDERS' EQUITY
Unpaid losses and loss adjustment expenses	$544,043	$579,477
Unearned premiums	701,090	707,923
Reinsurance payable	73,498	232,801
Long-term debt, net	77,613	78,428
Advance premiums	30,797	19,164
Income tax payable/receivable	15,499	4,282
Accrued compensation	4,896	8,844
Lease liability, finance	14,914	15,587
Lease liability, operating	6,521	5,800
Accounts payable and other liabilities	31,741	38,265
Total Liabilities	$1,500,612	$1,690,571
Stockholders’ Equity:
Common stock, $0.0001 par value	3	3
Additional paid-in capital	357,813	365,736
Accumulated other comprehensive loss, net of taxes	(13,988)	(10,555)
Treasury stock, at cost	(143,189)	(133,183)
Retained earnings	319,733	283,250
Total Stockholders' Equity	520,372	505,251
Total Liabilities and Stockholders' Equity	$2,020,984	$2,195,822

Exhibit 99.1

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended March 31,
	2026	2025
REVENUE:
Gross premiums written	$346,745	$355,997
Change in gross unearned premiums	6,817	(2,169)
Gross premiums earned	353,562	353,828
Ceded premiums	(153,870)	(153,794)
Net premiums earned	199,692	200,034
Net investment income	9,867	8,575
Net realized gains (losses) on debt securities and other investments	16	(4)
Other revenue	3,083	2,915
Total revenue	212,658	211,520
EXPENSES:
Losses and loss adjustment expenses	91,597	99,407
Policy acquisition costs	45,335	45,815
General and administrative expenses	24,908	23,862
Total expenses	161,840	169,084
Operating income	50,818	42,436
Interest expense, net	1,779	2,426
Income before taxes	$49,039	$40,010
Income tax expense	12,556	9,536
Net income	$36,483	$30,474
Weighted average shares outstanding
Basic	30,680,933	30,697,826
Diluted	30,740,251	30,757,089
Earnings per share
Basic	$1.19	$0.99
Diluted	$1.19	$0.99

Exhibit 99.1

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company. Through its insurance subsidiaries and a large network of experienced agents, the Company writes approximately $1.4 billion of gross personal and commercial residential premium across its multi-state footprint covering the northeast, southeast, Hawaii and California excess and surplus lines.

Forward-Looking Statements

Statements in this press release and on our earnings conference call that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. This release and our earnings conference call include forward-looking statements, including statements relating to our strategic initiatives for 2026 and our ability to profitably grow our business and deliver value to our shareholders either organically or through accretive business opportunities; our ability to take advantage of market disruptions and emerging opportunities; our positioning to deliver managed growth with rate adequacy in our markets and our intent not to write policies that we believe are underpriced or do not meet our underwriting standards; our expectations and plans regarding our margins and maintaining adequate margins; our beliefs regarding commercial residential market competitiveness, generally, and pricing pressure in Florida, specifically; our expectations regarding our catastrophe excess of loss program; our capital allocation strategy, including our Board’s evaluation of dividend distributions and share repurchases and our evaluation of the intrinsic value of our common stock; our new geography and product diversification and expansion strategy, including our plan to enter the Texas market on an E&S lines basis, and our plans relating to employee and agency and distribution relationships in any new market; our focus on underwriting discipline, exposure management and rate adequacy in existing and new geographies, leveraging our scale, continued enhancement of data and AI-driven analytics and our other strategic priorities for 2026; our expectations regarding reinsurance capacity and pricing, including the impact of certain tort reform legislation and lack of catastrophe losses, and the resulting effect on costs to insurance consumers; and our expectations regarding our financial results in 2026 and beyond and the drivers of such results. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s underwriting and profitability initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial and real estate markets), including changes that may impact demand for our products and our operations; lack of effectiveness of exclusions and loss limitation methods in the insurance policies we assume or write; inherent uncertainty of our models and our reliance on artificial intelligence as a tool in creating and using such models; the impact of macroeconomic and geopolitical conditions, including the impact of interest rates, supply chain constraints, inflationary pressures, tariffs, labor availability and geopolitical conflicts; the impact of new federal and state regulations that affect the property and casualty insurance market and our failure to meet increased regulatory requirements, including minimum capital and surplus requirements; continued and increased impact of abusive and unwarranted claims; the cost of reinsurance, the collectability of reinsurance and our ability to obtain reinsurance coverage on terms and at a cost acceptable to us; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes, wildfires and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Securities and Exchange Commission on March 12, 2026, and subsequent filings. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor Contact:

Kirk Lusk

Chief Financial Officer

investors@heritagecompanies.com